EXHIBIT 10.1 - FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, EFFECTIVE AS OF MAY 1, 2017, BETWEEN SCOTT D. HAMILTON AND IHEARTMEDIA MANAGEMENT SERVICES, INC.

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FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, iHeartMedia Management Services, Inc. (formerly known as Clear Channel Management Services, Inc.) (“Company”) and Scott D. Hamilton (“Employee”) entered into an Employment Agreement effective May 1, 2014 (“Agreement”);

WHEREAS, the parties desire to amend the above-referenced Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this First Amendment to Employment Agreement (“First Amendment”).

1.	This First Amendment is effective May 1, 2017.

2.	Section 1 (Term of Employment) of the Agreement is hereby deleted in its entirety and replaced as follows:

1.    TERM OF EMPLOYMENT

This Agreement commences May 1, 2014 (“Effective Date”) and ends on April 30, 2020 (the “Employment Period”), and shall be automatically extended for additional two (2) year periods, unless either Company or Employee gives written notice of non-renewal that the Employment Period shall not be extended. Notice must be provided between October 1st and November 1st prior to the end of the then applicable Employment Period (the “Notice of Non-Renewal Period”). The term “Employment Period” shall refer to the Employment Period if and as so extended.

3.	Subsection (a) (Base Salary) of Section 4 (Compensation) of the Agreement is deleted in its entirety and replaced as follows:

(a)
Base Salary. Employee shall be paid an annualized salary of Four Hundred Twenty-Five Thousand Dollars ($425,000.00) (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices and pursuant to Company policy, which may be amended from time to time. Employee is eligible for annual salary increases commensurate with Company policy.

4.	Subsection (c) (Annual Bonus) of Section 4 (Compensation) of the Agreement is deleted in its entirety and replaced as follows:

(c)
Annual Bonus. Employee’s bonus Target shall be seventy percent (70%) of Employee’s annual Base Salary. Eligibility for an Annual Bonus is based on financial and performance criteria established by Company and approved in the annual budget, pursuant to the terms of the applicable bonus plan which operates at the discretion of Company and its Board of Directors, and is not a guarantee of compensation. The payment of any Bonus shall be paid no later than March 15 each calendar year following the year in which the Bonus was earned, within the Short-Term Deferral period under the Internal Revenue Code Section 409A (“Section 409A”) and applicable regulations.

5.
This First Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, and executed by all parties. All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the date written below and upon full execution by all parties, this Agreement shall be effective as set forth in Section 1 above.

EMPLOYEE:

_____________________________________            Date: _________________________
Scott D. Hamilton

COMPANY:

_____________________________________            Date: _________________________
Rich Bressler
President & Chief Financial Officer

APPROVED & PREPARED BY: LW/tg